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                                    ARTHUR
                                   ANDERSEN

                           ARTHUR ANDERSEN & CO. SC



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the reference to our firm under the caption "Independent Public Accountants" in this Amendment No.1 to Registration Statement Form S-3 and related Prospectus of Riggs National Corporation and Riggs Capital for the registration of Junior Subordinated Deferrable Interest Debentures and Preferred Securities and to the incorporation by reference therein of our report dated January 17, 1996 with respect to the consolidated financial statements of Riggs National Corporation in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


                                                         /s/ Arthur Andersen LLP

Washington, D.C.
March 26, 1997